Exhibit 4

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, October 28, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have acted as Legal Counsels to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to the registration statement (File no. 333-223463) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act, of U.S.$1,499,975,998 aggregate principal amount of its 5.750% Bonds due 2034 (the “Bonds”), which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The Registration Statement, as of October 18, 2022, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as they relate to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statement”; the related prospectus dated March 6, 2018, included in the Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”; the preliminary prospectus supplement dated October 18, 2022 for the Bonds, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; the related prospectus supplement dated October 20, 2022 for the Bonds as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement”. The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(i)	The Registration Statement, the Base Prospectus and the Preliminary Prospectus Supplement;

(ii)	copies of the executed Indenture;

(iii)	copies of the Bonds in global form, as executed by the Republic;

(iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Article 85(6),

2)	Law 19,924 dated December 18, 2020, Sections 697 to 701,

3)	Law 19,996 dated November 3, 2021, Section 343,

(v) the following Decree and Resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds have been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 333/022 of the Executive Power of the Republic, dated October 19, 2022; and

2)	Resolution of the Ministry of Economy and Finance, dated October 19, 2022;

(vi) all such other documents, instruments and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

It is our opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2021. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

/s/ Gabriela Tobias Pedronzo

Dra. Gabriela Tobías Pedronzo
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

/s/ Gonzalo Muñiz Marton

Dr. Gonzalo Muñiz Marton
Counsel to the Ministry of
Economy and Finance of the Republic of Uruguay

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

English Translation

https://www.impo.com.uy/bases/constitucion/1967-1967/85

Article 85.- It is within the scope of the General Assembly: …

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law Nº 19,924

NATIONAL BUDGET FOR SALARIES, EXPENSES AND INVESTMENTS. YEAR 2020-2024

English Translation

https://www.impo.com.uy/bases/leyes/19924-2020

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Section 697.-

For the purposes of Section 696 of this Law, total net indebtedness of the Central Government is understood as the total issuance of public market debt securities and loan disbursements from financial institutions and multilateral credit organizations, deducting the contractual or anticipated amortizations and cancellations of public debt securities and loans, as well as the variation of financial assets of the Central Government during the exercise.

Section 698.-

The Ministry of Economy and Finance will publish quarterly the evolution of the net debt accumulated in the course of the year, as established in Sections 696 and 697 of this Law.

Section 699.-

In the event of situations of serious economic slowdown, substantial changes in relative prices, emergency situations or national disasters, the annual maximum referred to in Section 696 may be increased by up to 30% (thirty percent), reporting to the General Assembly of the Legislative Power and without altering the limit set for the following fiscal year.

The authorities of the Ministry of Economy and Finance, representing the Central Government, must appear before the General Assembly within a period of no more than thirty calendar days after invoking the safeguard clause, in order to report the reasons to activate this clause.

Section 700.-

The evaluation of compliance with the provisions of article 696 of this law, at the end of each year, will be carried out once the figures corresponding to the last quarter of the respective year are available, reporting to the General Assembly of the Legislative power.

Section 701.-

For the purposes of controlling the maximum amounts of annual net indebtedness referred to in Article 696 of this law, the liabilities incurred and debt repayments made in a currency other than the United States dollar will be valued at the exchange rate in effect at the close of the business day on which the transaction was settled, based on the arbitrations defined by the Central Bank of Uruguay. For debt, contracted or amortized, expressed in other units of account in local currency, the official quotes published by the competent bodies will be applied.

Sessions Room of the Chamber of Representatives, in Montevideo, on 10 December 2020.

(signed) MARTÍN LEMA

President

FERNANDO RIPOLL FALCONE

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND TERRITORIAL ORDER

MINISTRY OF SOCIAL DEVELOPMENT

MINISTRY OF ENVIRONMENT

Montevideo, 18 December, 2020.

Law Nº 19,996

APPROVAL OF RENDITION OF ACCOUNTS AND BALANCE OF BUDGET EXECUTION (BUDGET REVIEW). FISCAL YEAR 2020.

English Translation

https://www.impo.com.uy/bases/leyes/19996-2021/343

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Section 343.-

For the purposes of the provisions of numeral 6 of article 85 of the Constitution of the Republic, the Central Government is authorized to contract a total of net debt for fiscal year 2022, which may not exceed the equivalent of US$ 2,100,000,000 (two thousand one hundred million dollars of the United States of America).

The provisions contained in Sections 697 to 701 of Law Nº 19,924, dated December 18, 2020, will be applicable.

Session Room of the House of Representatives, in Montevideo, on October 26, 2021.

(signed) ALFREDO FRATTI,

President;

(signed) FERNANDO RIPOLL FALCONE,

Secretary.

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF INDUSTRY, ENERGY AND MINING

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND

TERRITORIAL ORDERING

MINISTRY OF SOCIAL DEVELOPMENT

MINISTRY OF ENVIRONMENT

Montevideo, November 3, 2021

Nº 333/022
MINISTRY OF ECONOMY AND FINANCE

Montevideo, October 19th, 2022

2022-5-1-0101773	IN VIEW OF: the technical report of the Public Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Republic of Uruguay to the international capital market;

AS A RESULT: I) that the report itself recognizes the opportunity of a new issue of debt securities of the Republic of Uruguay governed by foreign law in the international market, denominated in Dollars of the United States of America and under the Sovereign Sustainability Linked Bonds Framework (SSLB), as well as the possibility of carrying out an eventual repurchase operation by the Republic of sovereign debt securities governed by foreign law;

II) that the Government as a whole is committed to political actions to face climate change and the conservation of the country’s natural capital; and therefore, the Ministry of Economy and Finance, through the Public Debt Management Unit, has established the priority of aligning its financing strategy with the achievement of the objectives of reducing the intensity of greenhouse gas emissions, and the conservation of native forest area, to which the country has already committed internationally;

III) that the mentioned commitments were reflected in article 533 of Law No. 19,924, of December 18, 2020 (National Budget of Salaries, Expenses and Investments—Fiscal Year 2020-2024), where it is established that the Executive Power will seek to generate the tools and adopt the necessary criteria so that the income and expense policy contemplates the national objectives of mitigation of greenhouse gas emissions and adaptation to climate change; as well as ensuring the inclusion of the mentioned objectives in the analysis and conception of economic policy and in the planning of public finances and financial management;

GTP/A-MR

IV) that the Ministry of Economy and Finance, through the Public Debt Management Unit, has received proposals from leading financial institutions, in which recommendations and indicative terms are detailed to execute the eventual operation indicated above;

V) that of the received proposals, the most convenient ones prove to be those presented by CREDIT AGRICOLE SECURITIES (USA) INC., HSBC SECURITIES (USA) INC., J.P. MORGAN SECURITIES LLC y SANTANDER INVESTMENT SECURITIES INC., taking into consideration, among other factors, the financial conditions there indicated;

WHEREAS:           I) that the proposal and joint recommendation submitted by the selected financial institutions is satisfactory;

II) that bidding firms are institutions with significant presence and participation in the international capital markets and with a satisfactory background in terms of placement of sovereigns’ issuances of public debt securities in those markets, as well as in the placement of sustainable debt instruments;

WITH REGARD TO: what has been advised by the Public Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 8, literal D) of article 482 of Law No. 15.903, dated November 10, 1987, amended by article 314 of Law No. 19.889, dated July 9, 2020; articles 697 to 701 of Law No. 19.924, dated December 18, 2020; article 343 of Law No. 19.996, dated November 3, 2021; and Decree No. 299/022 dated September 19, 2022, amended by Decree No. 322/022, dated September 29, 2022;

THE PRESIDENT OF THE REPUBLIC

D E C R E E S :

ARTICLE 1.- The issuance of debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law and indexed to climate change indicators, for a total amount of up to the equivalent of US$ 1,500:000,000 (one thousand five hundred million Dollars of the United States of America), denominated and payable in Dollars of the United States of America, with a maturity of between 5 (five) and 15 (fifteen) years, and which will be adjusted to the other conditions established in this Decree , in the respective Resolution of the Ministry of Economy and Finance and those resulting from the market on the date of placement of the issuance. The minimum denomination of each Bond may not be less than US$ 1.00 (one Dollar of the United States of America).

The expected issuance date will be no later than December 31, 2022.

ARTICLE 2º.-The debt securities to be issued will be nominative and will bear the printed signatures of the Minister of Economy and Finance and the Accountant General of the Nation; they will be placed in the international market in the manner and conditions required in said market.

ARTICLE 3º.- The interests that the aforementioned Bonds will accrue will be paid semi-annually, in Dollars of the United States of America. The first maturity of interest will take place no later than 6 (six) months after the issuance date of the Bonds.

ARTICLE 4º.- Authorizes to use, totally or partially, the proceeds from this issuance of debt securities of the Republic, for the purposes of the repurchase by the latter, of one or more series of debt securities of the Republic of Uruguay, including in all cases, the accrued and unpaid interests at the date of the repurchase, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to it, to be approved by the aforementioned Secretary of State.

Empower the Ministry of Economy and Finance to modify the conditions of the repurchase offer while the operation has not concluded.

ARTICLE 5º.- The interest payments and/or the repurchase corresponding to the totality of the debt instruments referred to in this Decree, as well as the commissions and expenses for any other concept that the administration and placement of these demands, will be attended by the Central Bank of Uruguay in its capacity as Financial Agent of the State and, through the paying agent(s) designated or agreed upon.

ARTICLE 6º.- Authorizes the issuance of provisional or global certificates representative of the debt securities until their final issuance if they are necessary.

ARTICLE 7°.- Expenses for issuance, printing, listing, fund transfers, commissions, marketing of the operation to the local and international community, second party opinion (“SPO”) of the the Sovereign Sustainability Linked Bonds Framework (SSLB), external verification of the key performance indicators, as well as any other expenditure typically necessary for the issuance, administration and placement of these debt securities and eventual repurchase, will be attributable to the resources from the placement of the same.

ARTICLE 8º.- Commits the Ministry of Economy and Finance to negotiate and sign, on behalf of the Republic, all relevant contracts and documents required for the purposes of the operations provided for in this Decree.

The Central Bank of Uruguay, in its capacity as Financial Agent of the State, will carry out the pertinent procedures to make the operations effective.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Ec. Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Cr. Alejandro Irastorza, the Director of Economic Policy, Ec. Marcela Bensión and by the Director of the Public Debt Management Unit of the Ministry of Economy and Finance, Ec. Herman Kamil.

ARTICLE 9º.- Entrusts Drs. Marcos Álvarez Rego, Fernando Scelza Martínez, Gonzalo Muñiz Marton and Gabriela Tobias Pedronzo, indistinctly, in their status as Legal Advisors of the Ministry of Economy and Finance, the drafting and signing of the corresponding legal opinions.

ARTICLE 10.- Entrusts the General Director of the Ministry of Economy and Finance, Dr. Mauricio di Lorenzo, the Assistant to the General Director of the Secretary, Dra. Gabriela Torres, and the General Accountant of the Nation, Cra. Magela Manfredi, indistinctly, the issuance of the pertinent records and certifications.

ARTICLE 11.- To be notified and filed.

(Signed)	(Signed)
Azucena Arbeleche	Luis Lacalle Pou
President of the Republic

MINISTRY OF ECONOMY AND FINANCE

Montevideo, October 19, 2022

2022/5/1/0101773	IN VIEW OF: the Decree Nº 333/022, dated October 19, 2022;

AS A RESULT: I) that by article 1 of the mentioned Decree, the issuance of debt securities of the Republic of Uruguay in the international market, governed by foreign law and indexed to climate change indicators, for a total amount of up to the equivalent of U $S 1,500:000,000 (one thousand five hundred million Dollars of the United States of America), denominated and payable in Dollars of the United States of America, with a maturity of between 5 (five) and 15 (fifteen) years; for the amounts, conditions, settlement modalities and dates determined by the Ministry of Economy and Finance, and those resulting from the market on the date of placement of the issuance;

II) that by article 4 of the mentioned Decree, it was authorized to use, totally or partially, the proceeds of the issuance of debt securities of the Republic, for the purposes of the repurchase of one or more series of securities of debt of the Republic of Uruguay, including in all cases accrued and unpaid interest at the date of repurchase, under the conditions to be indicated by the Ministry of Economy and Finance, and in accordance with the offers received, the offer documents and other documents related to it;

III) that by article 8 of the aforementioned Decree, the Ministry of Economy and Finance was commissioned to negotiate and sign, on behalf of the Republic, all relevant contracts and documents by the appointed the Minister of Economy and Finance, Ec. Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Cr. Alejandro Irastorza, the Director of Economic Policy, Ec. Marcela Bensión and the Director of the Public Debt Management Unit, Ec. Herman Kamil, to exercise, indistinctly, the representation of the State in the aforementioned operations;

WHEREAS: that it corresponds to determine the amounts, conditions, settlement modalities and date of the operation referred to in Result I) of this Resolution; as well as approve the contracts to be signed with CREDIT AGRICOLE SECURITIES (USA) INC., HSBC SECURITIES (USA) INC., J.P. MORGAN SECURITIES LLC and SANTANDER INVESTMENT SECURITIES INC., and the other documents and prospectuses necessary to carry out all the aforementioned operations;

WITH REGARD TO : that which has been previously arranged;

THE MINISTRY OF ECONOMY AND FINANCE

R E S O L V E S :

1º) To proceed to the issuance of debt securities of the Republic of Uruguay in the international market, governed by foreign law and indexed to climate change indicators, for a total amount of up to the equivalent of US$1,500:000,000 (one thousand five hundred million dollars of the United States of America), according to the conditions detailed in the Annex, which is attached and forms an integral part of this Resolution.

2°) To approve the contracts to be signed with CREDIT AGRICOLE SECURITIES (USA) INC., HSBC SECURITIES (USA) INC., J.P. MORGAN SECURITIES LLC and SANTANDER INVESTMENT SECURITIES INC., and the other documents and prospectuses, including the so-called Sovereign Sustainability Linked Bonds (SSLB), necessary to carry out all the operations provided for in the Decree cited in the In View Of of this Resolution.

3º) Transfer to the Public Debt Management Unit of this Secretary of State, for the purposes of the corresponding communication. Fulfilled, file.

ANNEX

2022/5/1/0101773	Instrument: Bond Indexed to Climate Change Indicators (SSLB) - First Series, denominated in Dollars of the United States of America with final maturity in October 2034 (BIICC Global in USD 2034).

Currency: Dollars of the United States of America.

Issue date: October 28, 2022.

Expiration date: October 28, 2034.

Amortization: payable in the last three (3) years in equal, annual and consecutive installments at maturity.

Characteristics of the debt title:

The minimum denomination of the so-called “Bonds Indexed to Climate Change Indicators (BIICC) - First Series” shall not be less than US$1.00 (one United States Dollar).

The interest that the aforementioned Bonds will accrue will be paid semi-annually, in Dollars of the United States of America.

The first maturity of interest of the so-called “Bonds Indexed to Indicators of Climate Change (BIICC) - First Series”, will take place on April 28, 2023.